Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 14, 2008 relating to the consolidated financial statements of Capital Growth Systems and Subsidiaries, which appear in this Registration Statement. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

Elgin, IL

April 29, 2008